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                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT, dated as of April 9, 1998 (this "Agreement"), by and between Axe-Houghton Associates, Inc., a Delaware corporation (the "Company"), and Seth M. Lynn, Jr. ("Executive").

                  WHEREAS, the Company desires to continue to employ Executive as President of the Company and also as Managing Director of the Axe Core Disciplines, and Executive desires to continue to be retained in such capacities, on the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and Executive agree as follows:

                  1.       Employment; Duties.

                           (A) The Company shall employ Executive as President
of the Company and Managing Director of the Axe Core Disciplines for the "Employment Period" as defined in Section 2. The Executive, in his capacity as President and Managing Director of the Axe Core Disciplines, shall have such duties, responsibilities and authority with the Company normally incident to such offices, subject to the provisions of the By-laws of the Company, and shall be responsible for overseeing the Axe Core Disciplines. The "Axe Core Disciplines" as used herein shall mean the Core International American Depositary Receipts (ADR) investment discipline, balanced account management, the fixed income special assignment from the Arizona State Retirement System, the domestic index account managed on behalf of the City and County of San Francisco Employees' Retirement System, diversified small capitalization value equity management, and such other disciplines as may be developed or managed by Executive on behalf of the Company from time to time during the Employment Period. Notwithstanding anything to the contrary set forth herein, no discipline may be removed from the Axe Core Disciplines without the mutual agreement of the parties hereto. Subject to the provisions of Section 4 herein, the precise duties, responsibilities and authority of Executive may be expanded, limited or modified, from time to time, at the discretion of the Board of Directors of the Company (the "Board"), consistent with the ordinary duties, responsibilities and authority of President and Managing Director of the Axe Core Disciplines and the policies and procedures of the Company.

                           (B) During the Employment Period, Executive shall
render his services solely in the performance of his duties and responsibilities hereunder. Executive agrees that, during the Employment Period, he shall devote his full working time, attention, knowledge and experience and give his best effort, skill and abilities, exclusively to promote the business and interests of the Company and its direct or

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indirect parents, subsidiaries and affiliates (collectively referred to as
"Affiliates"). The Executive may not serve as an officer or director of, make investments in, or otherwise participate in any other entity without the prior written approval of the Board; provided, however, that the foregoing shall not be deemed to prohibit Executive from acquiring, directly or indirectly, solely as an investment, not more than two percent (2%) of any securities of any class that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or investments in non-public entities, in all events consistent with Section 8 of this Agreement and the policies and procedures generally applicable to executives of the Company and its Affiliates; and provided further, that so long as it does not interfere with Executive's employment, Executive may serve as an officer, director or otherwise participate in purely educational, welfare, social, religious and civic organizations.

                           (C) The parties acknowledge and agree that Executive
also serves currently as a director on the Company's Board. The Company shall use its best efforts to nominate and continue to have Executive serve as a member of the Board during the Employment Period.

                  2. Employment Period. (A) Executive's employment under this Agreement shall commence on April 9, 1998 and end on April 8, 2001 (the "Initial Period"), unless sooner terminated in accordance with the provisions of Section 4.

                           (B) On the expiration of the Initial Period and on
each yearly anniversary thereof, such employment shall automatically renew for an additional one-year period (each such one-year period being referred to as a "Renewal Period"), unless sooner terminated in accordance with the provisions of
Section 4; provided, however, that no renewal shall occur if the Company or Executive notifies the other in writing of its or his intention not to renew the employment not less than six (6) months prior to such expiration date or anniversary, as the case may be. The period of Executive's employment under this Agreement, as in effect from time to time, is referred to herein as the "Employment Period".

                  3. Compensation and Benefits. Executive shall be entitled to the following compensation and benefits, in each case subject to applicable deductions and withholdings:

                           (A) Base Compensation. Executive shall be paid an
aggregate base salary (the "Base Salary") at the rate of $350,000 per annum. The Base Salary shall be payable in a manner consistent with the normal payroll practices of the Company in effect from time to time. The Board, in its sole discretion, or at the recommendation of the Compensation and Stock Option Committee of the Board of Directors of Hoenig Group Inc. (the "Compensation Committee"), may increase (but not decrease) the Base Salary, at any time.

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                           (B) Annual Bonus. In addition to the Base Salary,
Executive shall be entitled to participate in a bonus pool (the "Bonus Pool") for employees of the group responsible for providing separate account management of institutional assets invested in the Axe Core Disciplines (the "Axe Core Group"), and the Company shall pay to Executive a minimum annual bonus for the Fiscal Year (as specified below) ended December 31, 1998 at the rate of $100,000 per annum (the "Minimum Bonus Award"), which shall operate as a draw against, and be deducted from, the Bonus Pool. The composition of the Axe Core Group shall be determined by the Board from time to time. The Bonus Pool for a particular Fiscal Year shall equal thirty percent (30%) of the Pre-Bonus Pre-Tax Profits (as defined below), less the deductions specified in Section 3(B)(2) below. The Minimum Bonus Award plus any additional amounts paid to Executive out of the Bonus Pool, including any deferred bonus amounts as hereinafter provided, are collectively referred to herein as the "Bonus Award". To the extent necessary to avoid the limitation on the federal tax deductibility of the Bonus Award for any year under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), payment thereof may, at the sole discretion of the Board, or at the recommendation of the Compensation Committee, be deferred only to the extent necessary to avoid exceeding such Section 162(m) limitation to the first taxable year of the Company in which the payment would be fully deductible; provided, however, that the Bonus Award or portion thereof shall be deferred only in the event that the compensation of other executives of the Company whose compensation is subject to Section 162(m) is deferred under circumstances similar to those of Executive. Except as provided in the previous sentence, the Bonus Award for a Fiscal Year shall be payable as soon as practicable after the release of Hoenig Group Inc.'s audited financial statements for such Fiscal Year, but in no event later than ninety (90) days after the end of such Fiscal Year. In the case of a deferral as described above, amounts deferred shall be credited with such interest and on such other terms as the Company and Executive shall mutually agree. All deferred Bonus Awards shall be payable within thirty
(30) days after the beginning of the first Fiscal Year in which such amounts may be paid.

                               (1) "Pre-Bonus Pre-Tax Profits" shall mean the
amount, if any, determined in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied from year to year, by which the total revenues of the Axe Core Group for a particular Fiscal Year exceed all direct expenses incurred in generating such revenues and in the operation and conduct of the Axe Core Group's business during that Fiscal Year. Such expenses include, but are not limited to: (a) all salaries and non-bonus compensation paid to all employees of the Axe Core Group, including Executive, which includes related payroll taxes, insurance and other benefits, any profit-sharing contributions made on behalf of such employees, the cost of any stock options or other equity awards made to such employees and any amounts paid to such employees upon termination of employment; (b) rent (at the Company's cost per square foot); (c) telephones; (d) quotation, pricing, portfolio management and client accounting systems; (e) computer hardware and software; (f) electronic and other office equipment; (g) sales commissions payable to Company sales personnel and third-parties, (h) consulting and solicitation fees; (i) business travel and entertainment determined in accordance with the

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Company's policies; (j) legal and professional fees; and (k) membership dues and subscriptions.

                               (2) For each Fiscal Year during the Employment
Period, the following amounts shall be deducted from the Bonus Pool prior to the award of bonuses to any employees, including Executive, of the Axe Core Group:
(a) the Minimum Bonus Award, if any, and any minimum bonuses paid to other members of the Axe Core Group with respect to the particular Fiscal Year and (b) any Bonus Shortfall (as defined below) from prior Fiscal Years.

                               (3) The amount remaining in the Bonus Pool after
making the deductions specified in Section 3(B)(2) shall be distributed by Executive to employees of the Axe Core Group, including Executive, as Executive shall determine, subject to the approval of the Board and, where appropriate, the Compensation Committee. In the event that, after making the necessary deductions specified in Section 3(B)(2), the Bonus Pool for a particular Fiscal Year is not sufficient to pay bonuses to employees of the Axe Core Group other than any Minimum Bonus Award paid to Executive and minimum bonuses paid to any other employee entitled to guaranteed minimum bonuses, the Company may determine, in its sole discretion, to pay bonuses to such employees. The amount by which the total bonuses paid to employees of the Axe Core Group, including Executive and the other employees entitled to guaranteed minimum bonuses, exceeds the amount of the Bonus Pool (the "Bonus Shortfall") shall be deducted from the Bonus Pool for the next Fiscal Year, as described in Section 3(B)(2).

                               (4) "Fiscal Year" shall mean the year beginning
on each January 1st and ending on each December 31st of the same year; provided, however, that for purposes of this Agreement, the first Fiscal Year shall commence on April 9, 1998 and end on December 31, 1998 and, in the case of a termination of employment during a particular Fiscal Year, the Fiscal Year shall consist of the Pre-Termination Period (as defined below).

                           (C) Benefits. Executive also shall be entitled to
participate in the employee and fringe benefit and group insurance programs provided by the Company for its officers and employees generally in accordance with the terms of the applicable plan documents as they may be revised from time to time. Executive shall be entitled to receive such other benefits as are generally provided to executives of the Company. Executive also shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with the business of the Company in accordance with the Company's policies and procedures. Such policies and procedures shall be consistent with prior practice unless Executive is provided with written notice of such changes.

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                  4.       Termination.

                           (A) The Company may, with or without prior notice,
terminate the Employment Period with or without Cause (as defined below) or for Disability (as defined below). Executive may terminate the Employment Period only for Good Reason (as defined below) or pursuant to Section 4(G). The Employment Period shall automatically terminate upon Executive's death or upon expiration of the Initial Period or a Renewal Period, as the case may be, in the event that the Company or Executive elects not to renew Executive's employment under this Agreement in accordance with Section 2(B) herein. Except as otherwise provided in this Agreement, Executive's rights and the obligations of the Company hereunder shall cease as of the date of the termination of the Employment Period (the "Termination Date"); provided, however, that Executive shall be entitled to receive (i) any accrued but unpaid Base Salary as of the Termination Date; (ii) any awarded but unpaid Bonus Awards (including any deferred Bonus Awards) as of the Termination Date; and (iii) any amount accrued under Company benefit plans as of the Termination Date as provided pursuant to the terms of such plans. The amounts referred to in subsections (i) through
(iii) of this Section 4(A) shall constitute the "Accrued Obligations."


                           (B) In the event the Company terminates the
Employment Period for any reason other than Cause, or if Executive terminates the Employment Period for Good Reason, Executive shall be entitled to receive, in addition to the Accrued Obligations, termination payments, in each case subject to applicable deductions and withholdings, as follows:


                               (1) a pro-rated bonus for the year in which the
termination of employment occurs for the period commencing on the first day of the Fiscal Year in which the termination occurs and ending on the Termination Date (the "Pre-Termination Period"), calculated as follows:

                                   (a) in the event that the Termination Date
occurs on or before December 31, 1998, the greater of (i) an amount equal to $100,000 multiplied by a fraction, the numerator of which is the number of days in the Pre-Termination Period and the denominator of which is 365; or (ii) an amount equal to the Bonus Pool for the Pre-Termination Period multiplied by the percentage, if any, of the Bonus Pool that was paid to Executive with respect to the Fiscal Year immediately preceding the Fiscal Year in which termination of employment occurred; or

                                   (b) in the event that the Termination Date
occurs after December 31, 1998 an amount equal to the Bonus Pool for the Pre-Termination Period, multiplied by the percentage, if any, of the Bonus Pool that was paid to Executive with respect to the Fiscal Year immediately preceding the Fiscal Year in which termination of employment occurred.

                               (2) in the event the Termination Date occurs on
or before December 31, 1998, an amount equal to $450,000, multiplied by the number of years or fraction thereof beginning with the Termination Date and ending on December 31, 1998, plus $350,000 multiplied by the number of years or fraction thereof beginning with January 1, 1999 and ending on the date the Initial Period expires; or

                               (3) in the event the Termination Date occurs
after December 31, 1998, an amount equal to $350,000 multiplied by the number of years or fraction thereof beginning with the Termination Date and ending on the date the Initial Period or Renewal Period, as the case may be, expires.

The amounts referred to above in subsections 4(B)(2) and (3) shall be referred to herein as the "Termination Amount". Such Termination Amount shall be paid out over the remaining term of the Initial Period or the Renewal Period, as the case may be, in equal monthly installments ("Termination Payments").

                           (C) Except as otherwise provided herein, the Accrued
Obligations and any amounts due under Section 4(B)(1) shall be payable within thirty (30) days following the Termination Date.

                           (D) In the event of Executive's death after the
Employment Period has been terminated by the Company other than for Cause or by Executive for Good Reason, the Company shall make any Termination Payments due under Section 4(B) and shall pay any unpaid Accrued Obligations which would otherwise have been payable to Executive to Executive's estate or designated beneficiary.

                           (E) A termination of the Employment Period (1) upon
expiration of the Initial Period or any Renewal Period pursuant to Section 2(B), whether at the Company's or Executive's election, (2) by reason of Executive's death or Disability, or (3) pursuant to Section 4(G) of this Agreement shall not constitute a termination by the Company other than for Cause or by Executive for Good Reason, and therefore, upon such termination, Executive shall be entitled to receive only the Accrued Obligations and any amounts due under Section 4(B)(1).

                           (F) As a condition to his entitlement to receive
Termination Payments, Executive (or his estate or designated beneficiary) shall
(1) have executed and delivered to the Company an irrevocable waiver and release satisfactory to the Company waiving and releasing all rights and claims against the Company (other than the rights to receive Accrued Obligations and Termination Payments) and its Affiliates and their respective officers, agents, directors and employees, and such waiver and release shall have become irrevocable, and (2) not engage in Prohibited Conduct (as defined below). The Company shall have the right to discontinue the payment of any Termination Payments in the event that Executive engages in Prohibited Conduct, but this shall not

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affect the Company's obligation to pay the Accrued Obligations and any amounts due under Section 4(B)(1).

                           (G) In the event the Company appoints a new Chief
Executive Officer, Executive shall have the right to terminate the Employment Period upon thirty (30) days' written notice to the Company; provided, however, that Executive's right under this Section 4(G) to terminate the Employment Period must be exercised no later than sixty (60) days after the date such new Chief Executive Officer commences employment with the Company.

                           (H) In the event the Employment Period terminates for
any reason (except death), Executive agrees that, if at that time he is a director or officer of the Company or any of its Affiliates, he will immediately deliver his written resignation as such director or officer, such resignation to become effective immediately.

                           (I) Notwithstanding anything contained herein to the
contrary, the Company may reduce the Termination Payments to the extent such Termination Payments, when added to other payments made to Executive, constitute an "excess parachute payment" as defined in Section 280G of the Code.

                           (J) For purposes of this Agreement:

                               (1) "Cause" shall mean an event where Executive:
(a) commits any act of fraud or dishonesty in connection with his employment or willful misconduct or other act which materially injures the Company or any of its Affiliates; (b) breaches Section 5, 6, 7, 8 or 9, or any other material provision of this Agreement or any material representation, warranty, covenant or condition in this Agreement or any material fiduciary duty to the Company or any of its Affiliates which, if curable, is not cured within thirty (30) days after the date the Company notifies Executive thereof or, if not curable within thirty (30) days, Executive fails to commence curing such default within the thirty (30) days and fails to diligently pursue such cure, but in no event shall the cure period exceed forty-five (45) days after the date of notification of the default; (c) fails, refuses or neglects to timely perform any material duty or obligation under this Agreement and such failure, refusal or neglect is not cured by Executive within thirty (30) days after the date the Company notifies Executive thereof in writing in reasonable detail necessary for Executive to correct the matter; (d) commits a material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or any of its Affiliates or any general policy or directive of the Company or any of its Affiliates communicated in writing to Executive; (e) is convicted of a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; (f) is subject to the occurrence of an event or condition which makes it unlawful for Executive to perform his duties hereunder, including the issuance of any order, decree, decision or judgment, which remains in effect for eight (8) weeks or more; (g) gives or accepts undisclosed commissions or other payments in cash

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or in kind in connection with the affairs of the Company or any of its
Affiliates or their respective clients in violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or any of its Affiliates or any written policy or directive of the Company or any of its Affiliates; (h) is expelled or suspended in excess of eight (8) weeks, or is subject to an order temporarily (for a period in excess of eight weeks) or permanently enjoining Executive from the securities, investment management or investment banking business or from acting in the capacity contemplated by this Agreement by the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers ("NASD"), any securities exchange or any self-regulatory agency or governmental authority (state, foreign or federal); or (i) fails to obtain or maintain any registration, license or other authorization or approval that the Company or any of its Affiliates in their discretion reasonably believes is required for Executive to perform his duties and responsibilities hereunder. Any termination for Cause under this Agreement shall be made by delivering written notice thereof to Executive, which notice shall include the specific section(s) of this Agreement which is relied upon and the reason(s) that has given rise to a termination for Cause.

                               (2) "Good Reason" shall mean (a) the Company
changes Executive's status, title or position as President of the Company or Managing Director of the Axe Core Disciplines and such change represents a material adverse change in the status, title or position conferred hereunder;
(b) the Company materially breaches this Agreement, (c) the Company wrongfully fails to pay any Base Salary or Bonus Award when due; or (d) the Company seeks to relocate Executive more than fifty (50) miles from the Company's current office location. In order to terminate the Employment Period for Good Reason, Executive must deliver to the Company a written notice of termination which includes the specific section(s) of this Agreement which is relied upon and reasonable detail as to the reason(s) that the Company's act or failure to act has given rise to Executive's termination for Good Reason. With respect to a termination for Good Reason within the meaning of Section 4(J)(2)(a), (b) or
(d), the Company shall have thirty (30) days after Executive delivers a notice of termination for Good Reason to correct the matters constituting "Good Reason" as specified in the notice or, if not curable within thirty (30) days, shall have thirty (30) days in which to commence correcting the matters constituting "Good Reason" as specified in the notice and diligently pursue such correction, but in no event shall the period to correct such matters exceed forty-five (45) days after the date of delivery of a notice of termination for Good Reason. With respect to a termination for Good Reason within the meaning of Section 4(J)(2)(c), the Company shall have fifteen (15) days after the Executive delivers a notice of termination for Good Reason to correct the matters constituting Good Reason as specified in the notice. Notwithstanding the foregoing, Executive acknowledges that the Company may appoint a new Chief Executive Officer during the Employment Period and agrees that the appointment of such a Chief Executive Officer, in and of itself, shall not constitute Good Reason hereunder.

                               (3) "Disability" shall mean Executive's
inability to perform his duties and responsibilities by reason of mental or physical disability for at least one hundred and twenty (120) consecutive days or any one hundred and twenty (120) days (whether or not consecutive) in any one-hundred eighty (180) consecutive day period. In the event of a dispute as to whether Executive is disabled within the meaning hereof, either party may from time to time request a medical examination of Executive by a doctor appointed by the chief of staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by the Company.

                           (4) "Prohibited Conduct" shall mean conduct which:
(i) violates the terms of Sections 5, 6, 7, 8 or 9 of this Agreement; or (ii) disparages the Company or any of its Affiliates or any of their respective officers or directors.

                  5. Trade Secrets and Confidential Information. Executive recognizes that it is in the legitimate business interests of the Company and its Affiliates to restrict his disclosure and use of Trade Secrets and Confidential Information (as defined below) relating to the Company and its Affiliates for any purpose other than in connection with his performance of his duties and responsibilities to the Company and its Affiliates, and to limit any potential appropriation of such Trade Secrets and Confidential Information by Executive. Executive therefore agrees that all Trade Secrets and Confidential Information relating to the Company and its Affiliates heretofore or in the future obtained by Executive shall be considered confidential and the proprietary information of the Company and its Affiliates. During the Employment Period, Executive shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets and Confidential Information, other than as necessary to further the business objectives of the Company and its Affiliates in accordance with the terms of his employment hereunder. The term "Trade Secrets and Confidential Information" means information which is confidential or proprietary to the Company, including, by way of example and without limitation, matters of a technical nature, formulas, secret or proprietary processes, works of authorship, computer programs (including documentation of such programs), materials, patent applications, new product plans, other plans, technical information, technical improvements, test data, progress reports and research projects, and all other matters of a business nature, such as business plans, prospects, financial information, marketing plans and strategies, proprietary information about costs, profits, markets and sales, lists of clients and suppliers of the Company and its Affiliates, procurement and promotional information, credit and financial data concerning clients or suppliers of the Company and its Affiliates, information relating to the management, operation and planning of the Company and its Affiliates, plans for future development, and other information of a similar nature, in each case to the extent not available to the public. After termination of the Employment Period for any reason, Executive shall not use or disclose Trade Secrets and Confidential Information.

                  6.       Company Property; Return of Documents and Property.

                           (A) All records, files, documents, computer programs,
software, discs and magnetic tape, equipment and similar items relating to the business of, or provided by, the Company or its Affiliates, including but not limited to all correspondence, manuals, letters, notes, notebooks, reports, flow-charts, proposals, documents concerning the clients, products, services or processes, records relating to the Performance Record (as defined below), and all materials derived therefrom, in each case in whatever medium, (collectively "Company Property") which Executive shall prepare or receive from the Company or its Affiliates shall remain the sole and exclusive property of the Company and its Affiliates, as the case may be.

                           (B) Upon termination of the Employment Period, or at
any time upon the request of the Company, Executive (or his heirs or personal representatives) shall deliver to the Company (1) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company and its Affiliates, and (2) all Company Property which is in the possession or under the control of Executive (or his heirs or personal representatives).

                  7.       Discoveries and Work.

                           (A) All Discoveries and Works (as defined below) made
or conceived by Executive during his employment by the Company, jointly or with others, that relate to the present or anticipated activities of the Company or its Affiliates, or are used by the Company or its Affiliates, shall be owned by the Company or its Affiliates, as the case may be. The term "Discoveries and Works" includes, by way of example and without limitation, Trade Secrets and Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications. Executive shall (1) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company or any of its Affiliates, as the case may be, to evidence or better assure title to Discoveries and Works in the Company or its Affiliates; (2) renounce any and all claims, including without limitation claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company or its Affiliates; (3) assist the Company and its Affiliates in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works; and (4) promptly execute, whether during his employment with the Company or thereafter, at the Company's expense, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and its Affiliates and to protect the title of the Company and its Affiliates thereto, including but not limited to assignments of such patents and other rights. Executive acknowledges that all Discoveries and Works shall be deemed "works made for hire" under the Copyright Act of 1976, as amended, 17 U.S.C. ss.101.

                           (B) Executive hereby acknowledges and agrees that the
investment performance record of each of the investment disciplines managed by the Axe Core Group existing as of the date hereof as well as achieved during the Employment Period, which includes without limitation the investment performance records of each of the Axe Core Disciplines (each a "Performance Record", collectively the "Performance Records"), is the sole and exclusive property of the Company, and that the Company retains all rights, title and interest in the Performance Records, including the sole right to advertise and market such Performance Records. Executive further agrees that he shall not have any right, during the Employment Period or thereafter, to use or claim any ownership interest in any of the Performance Records, or any portion thereof, without the prior written consent of the Company. Notwithstanding the foregoing provision and subject to all applicable rules and laws and interpretations thereof, including but not limited to the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended, the rules of the NASD, the rules of the Association for Investment Management and Research ("AIMR"), state securities laws, and the other provisions of this Agreement, Executive may cite and/or refer to the published Performance Records of the particular investment discipline which Executive was responsible for managing for the sole and limited purpose of informing third parties of Executive's prior employment experience.

                  8. Non-Competition. During the Non-Competition Period (as defined below), Executive shall not (except as an officer, director, employee, agent or consultant of the Company or any of its Affiliates), directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit his name to be used in connection with, or be otherwise connected in any manner with any business or enterprise, wherever located, which is similar to or competitive with the Axe Core Disciplines, the business carried on or planned by the Axe Core Group, or the business carried on by Executive at any time during the one year immediately preceding the termination of the Employment Period, unless Executive shall have obtained the prior written consent of the Board; provided, however, that the foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to Section 12(b) or 12(g) of the 1934 Act, which securities are publicly owned and regularly traded on any national securities exchange or in the over-the-counter market; provided further, that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising his rights as a stockholder, or seeks to do any of the foregoing. For purposes of this Agreement, the "Non-Competition


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

Period" shall mean (A) the Employment Period, (B) one year following termination of the Employment Period if terminated by the Company for Cause or by Executive for any reason other than either pursuant to Section 4(G) or for Good Reason; and (C) any period during which Executive is receiving Termination Payments as a result of the Company's termination of the Employment Period other than for Cause or Executive's termination of the Employment Period for Good Reason. In the event that the Company terminates the Employment Period other than for Cause, or if Executive terminates the Employment Period for Good Reason, Executive may elect at any time after such termination, by ten (10) days' advance written notice to the Company, to terminate the Non-Competition Period. On and after such election, the Company shall have no further obligation to make any Termination Payments, except for such amounts as shall have been accrued prior to the date of such election. Such election shall not affect any of the rights of the Company with respect to the Non-Competition Period occurring prior to such election. Notwithstanding anything contained herein to the contrary, Executive shall be relieved of the provisions of this Section 8 upon termination of the Employment Period by Executive pursuant to Section 4(G) or upon a termination of the Employment Period as a result of non-renewal, whether at the Company's or Executive's election.

                           (A) The parties acknowledge and agree that, except as
restricted by the terms of this Agreement, including without limitation Sections 5, 6, 7, 8 and 9, nothing in this Agreement is intended to preclude Executive from obtaining employment in the investment management industry following termination of the Employment Period.

                  9. Non-Solicitation. (A) During the Non-Competition Period and for one year following termination of the Employment Period pursuant to Section 4(G), Executive shall not, directly or indirectly, whether for his own account or for the account of any other individual or entity, solicit or canvass the trade, business or patronage of any individuals or entities that were customers of the Company, or any Affiliate for which Executive was working at the time of such termination, during the twelve (12) months immediately preceding the termination of the Employment Period, or prospective customers with respect to whom a sales effort, presentation or proposal (other than just a mass mailing) was made by the Company, or any Affiliate for which Executive was working at the time of such termination, during the twelve (12) months immediately preceding the date of termination. Upon the written request of Executive following termination of the Employment Period, the Company shall provide a list of customers and prospective customers subject to this Section 9(A).

                           (B) Executive further agrees that, during the
Non-Competition Period and for one year following termination of the Employment Period pursuant to Section 4(G), he shall not, directly or indirectly, (1) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time Executive was employed by the Company, to terminate his employment or other relationship with the Company or to become employed by or enter into any other relationship with Executive or any individual or entity by which Executive is employed or associated with, or (2) interfere in any other way with the employment or other relationship of any employee or consultant of the Company.

                  10. Enforcement. (A) Executive agrees that the remedies at law for any breach or threatened breach by him of any of the provisions of Sections 5 through 9 will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of Sections 5 through 9 and to enforce specifically the terms and provisions thereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to the Company for such breach or threatened breach. A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by Executive.

                           (B) It is expressly understood and agreed that,
although the Company and Executive consider the restrictions contained in Sections 5 through 9 to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and its Affiliates, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other feature of any restriction contained in such Sections 5 through 9 is an unenforceable restriction on Executive's activities, the provisions of such Sections 5 through 9 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in Sections 5 through 9 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

                  11. Executive's Representations. Executive represents and warrants to the Company that (A) he is able to perform fully his duties, responsibilities and authority contemplated by this Agreement and (B) there are no restrictions, covenants, agreements or limitations of any kind on his right or ability to enter into and fully perform the terms of this Agreement.

                  12. Assignment. The rights and obligations of the parties under this Agreement shall not be assignable by either the Company or Executive; provided, however, that this Agreement is assignable by the Company to any of its Affiliates, to any successor in interest to the business of the Company, or to a purchaser of all or substantially all of the assets of the Company which agrees to be bound by the terms of this Agreement.

                  13. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been effectively made or given upon receipt if personally delivered, on the third business day after having been mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, or on the first business day after having been delivered to a reputable overnight delivery service. Unless otherwise changed by notice, notice shall be properly addressed to Executive if addressed to:


                           Seth M. Lynn, Jr.
                           32 Ritch Avenue
                           Greenwich, CT 06830

With a copy to:

                           Kurzman & Eisenberg, LLP
                           One North Broadway
                           White Plains, NY 10601
                           Attn: Richard Danzig, Esq.

and properly addressed to the Company if addressed to:

                           Axe-Houghton Associates, Inc.
                           4 International Drive
                           Rye Brook, NY 10573
                           Attention:  Chief Operating Officer

With a copy  to:

                           Hoenig Group Inc.
                           4 International Drive
                           Rye Brook, NY 10573
                           Attn: General Counsel

                  14. Severability. Except as otherwise provided in this Agreement, wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring them within such requirements. In the event that any provision of this Agreement shall be held by a court of proper jurisdiction to be illegal, invalid, void or voidable or otherwise unenforceable, the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice.

                  15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  16. Disputes and Jurisdiction. Any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise arising out of or relating to Executive's employment, compensation and benefits hereunder or the termination thereof, shall be brought in a court of record in the State of New York, County of Westchester, or in the United States District Court for the Southern District of New York, on the condition that, with respect to any federal litigation, the jurisdictional requirements are met with respect to such controversy for litigation in federal court. Each of the parties hereto expressly submits to and consents to the jurisdiction and venue of the courts specified in this Section 16 in connection with any claim or controversy between them.

                  17. Legal Expenses. The Company shall pay Executive's reasonable legal fees and expenses incurred in connection with this Agreement in an amount not to exceed $7,500.

                  18. Miscellaneous; Choice of Law. This Agreement constitutes the entire agreement, and supersedes all prior written or oral agreements or understandings, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. This Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  19. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise. Nor shall the amount of any payment or benefit provided for hereunder be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             AXE-HOUGHTON ASSOCIATES, INC.


                                             By:
                                                -------------------------------

                                             Its:
                                                 ------------------------------
------------------------------
     SETH M. LYNN, JR.


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